CONFIDENTIAL
SiriusPoint Ltd.
Dan Malloy
Via Email

June 1, 2022
Dear Dan,
This letter agreement (the “Offer Letter”) confirms the terms and condition of your service as Interim Chief Executive Officer of SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”). You commenced to serve as Interim Chief Executive Officer of the Company effective as of May 17, 2022.
Duties
In your capacity as Interim Chief Executive Officer of the Company, you will perform such duties, services, and responsibilities on behalf of the Company consistent with the interim nature of such position and such additional senior executive duties as may be reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”). You will report directly to the Board. You agree to devote your full business time, attention, and skill to the performance of your duties, and to use your best efforts to promote the interests of the Company, and you will not engage in any other business activity without the approval of the Company. Notwithstanding the foregoing, you will be permitted to manage your personal investments and engage in such other activities as are permitted by the Company from time to time; provided, that such activities do not interfere with the performance of your duties hereunder, create a conflict of interest or violate any agreement in effect with the Company. During your service as Interim Chief Executive Officer, while you will not formally serve as a member of the Board, you will be invited to participate in Board meetings and calls, except that you will recuse yourself from executive sessions, discussions involving you and the CEO role, and other customary matters.
Location
Your principal place of employment will be as the Board may reasonably direct from time to time in consultation with you, subject to business travel to other locations as needed to properly fulfill your employment duties and responsibilities.
Term of Employment
You will serve as Interim Chief Executive Officer at the pleasure of the Board, with the expectation that you will continue in such role until the start date of a permanent Chief Executive Officer.
Base Salary
In full consideration of your services to the Company, you will be paid a base salary of $850,000 per year, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions as required by law. If you have earned less than $425,000 in base salary at the time that your service as Interim Chief Executive Officer ends, you will be paid a “catch up” payment at the time of your termination of employment such that the sum of your earned base salary plus the “catch up” payment (in each case determined before tax withholdings) equals $425,000.
Annual Bonus
As part of your compensation for your services at the Company as Interim Chief Executive Officer, you will have a target cash bonus opportunity (the “Bonus”) for fiscal year 2022 of $425,000. You will be paid a Bonus of a minimum of $425,000 for fiscal year 2022 even if your services as Interim Chief Executive Officer are for 6 months or less. If your services as Interim Chief Executive Officer are for more than six months, your target cash annual bonus opportunity for fiscal year 2022 will be 100% of your base salary, pro-rated for the actual term of your services as Interim Chief Executive Officer. Your actual Bonus may be higher than target levels based on the evaluation of your performance and Company performance by the Board.
The Bonus will be paid in cash in a lump sum upon the completion of your term as Interim Chief Executive Officer or on the date that 2022 annual bonuses are paid to executive officers of the Company, whichever is earlier.
Equity Award
As part of your compensation for your services at the Company as Interim Chief Executive Officer, you have been awarded 163,935 restricted common shares of the Company (the “Equity Award”), which will vest upon the start date of a permanent Chief Executive Officer or, if earlier, a termination of your employment as Interim Chief Executive Officer without “Cause” (as defined in the Company’s 2013 Omnibus Incentive Plan) or a resignation with Good Reason. In addition, if your services as Interim Chief Executive Officer continue until May 17, 2023, the Equity Award will vest on May 17, 2023.
For this purpose, “Good Reason” means (A) the assignment to you of duties that are significantly different from, and that result in a substantial diminution of, your title, duties or reporting structure set forth in this offer letter (taking into account the interim nature of your role); (B) a reduction in your base salary or target annual bonus opportunity (in each case other than pursuant to a generally applicable reduction in salaries of senior executive officers); or (C) a material breach by the Company of this offer letter; provided that you shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within thirty (30) days following the occurrence, without your consent, of any of the events in clauses (A)–(C), and the Company shall not have cured the circumstances set forth in your notice of termination within twenty (20) days of receipt of such notice.
The terms and conditions of the Equity Award will be evidenced by an award agreement to be entered into between the Company and you, and will be subject to the terms and provisions of the Company’s 2013 Omnibus Incentive Plan.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans, policies, programs, and arrangements, as may be amended from time to time, on the same terms as similarly situated employees of the Company, to the extent you meet the eligibility requirements for any such plan, policy, program, or arrangement. You will also be entitled to paid vacation per year to be used and accrued in accordance with the Company’s policies as may be established from time to time. The Company reserves the right to change its policies with respect to any and all employee benefits from time to time, subject to compliance with applicable law. You will be eligible to enroll in the Company’s 401(k) plan on the same terms as other Company executives.
You will also be provided with housing or reimbursement for housing in Bermuda through June 30, 2023, up to a maximum rent to the Company of $8,150 per month, plus payment or reimbursement of utilities. If feasible, the Company may elect to rent an apartment directly and make it available to you for your use.
During your service as Interim Chief Executive Officer, the medical expense reimbursement referred to in your Settlement agreement will be increased from $3,202.34 to $5,500 per month (the “Increased Reimbursement Amount”). After your services as Interim Chief Executive Officer end, (x) the medical expense reimbursement will return to $3,203.34 per month, and (y) you will be provided with a number of additional months of reimbursement at the $3,203.34 figure equal to the number of months in which you received the Increased Reimbursement Amount.
For clarity, the Company will also bear as a business expense the cost of business-related travel between Bermuda and New York incurred in accordance with Company policy.
The Company will also reimburse you for reasonable legal fees you incur during the process of reviewing this Agreement and your prior Settlement Agreement, up to $25,000.
Termination of Employment
No severance pay or termination benefits will be paid to you upon the termination of your employment as Interim Chief Executive Officer, whether initiated by you or by the Company.
In the event of your termination of employment for any reason, (i) you will be entitled to receive any accrued and unpaid base salary and all accrued and unpaid benefits under any benefit plans in which you participated as of the termination date in accordance with the applicable terms and conditions of such plans and (ii) you will be deemed to have resigned from any boards of, or other positions with, the Company.
Withholding; Payments by Affiliates
You will be solely responsible for taxes imposed on you by reason of any compensation and benefits provided to you by the Company, and all such compensation and benefits will be subject to applicable withholding and deductions. The Company may cause any of the compensation or benefits under this Offer Letter to be paid to you by an affiliate of the Company if doing so would not disadvantage you. Currently, and notwithstanding the generality of the foregoing, the expectation is that you will be paid by Sirius Global Services, LLC.

Indemnification
The Company will maintain directors and officers liability insurance in commercially reasonable amounts (as determined by the Board), and you will be covered under such insurance to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six years following the termination of your employment for any reason.
You will be entitled to full indemnification related to your role as Interim Chief Executive Officer, as provided by applicable law and the Company’s by-laws.
Effect on Settlement Agreement and Prior Employment; Restrictive Covenants
You and the Company are currently parties to that certain Settlement Agreement, dated as of April 6, 2022, regarding your departure from the Company on April 1, 2022 (the “Settlement Agreement”). For clarity and avoidance of doubt, this Offer Letter does not negate, modify or affect the terms of the Settlement Agreement or your rights under the Settlement Agreement unless specifically referenced in this Offer Letter. Without limiting the generality of the immediately preceding sentence, (1) the restrictive covenants set forth in (or incorporated by reference in) the Settlement Agreement are not shortened, extended or otherwise affected by your services as Interim Chief Executive Officer, (2) you will not be deemed to be in breach of your obligation under Section 5.1 of the Settlement Agreement to return all Company property to the Company to the extent of Company property needed by you to provide your services as Interim Chief Executive Officer, and (3) the Company confirms to you that its obligation to reimburse you for cooperation under Section 5.2 of the Settlement will remain in effect following your future termination of employment with the Company.
Effect of Possible Future Employment
In the event you and the Company agree that you will begin to serve in another role with a Permitted Entity, your service in that role will not be deemed to be in violation of the restrictive covenants set forth in (or incorporated by reference in) the Settlement Agreement. In such event, you would commence to participate in the bonus program applicable to your new role, rather than the Bonus in this Offer Letter above. For this purpose, a “Permitted Entity” means (x) the Company or a subsidiary or affiliate of the Company, or (y) one or more MGAs or other firms where the Company provides investment, insurance/reinsurance paper or capacity.
Section 409A
This Offer Letter is intended to comply with Section 409A and Section 457A of the Internal Revenue Code (referred to as "Section 409A" and “Section 457A,” respectively) or an exemption thereunder, and shall be construed and administered in accordance with Section 409A and Section 457A. Notwithstanding any other provision of this Offer Letter, payments provided under this Offer Letter may only be made upon an event and in a manner that complies with Section 409A and Section 457A or an applicable exemption. If any provision of this Offer Letter provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.
Notwithstanding any other provision of this Offer Letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
This Offer Letter shall be governed by the laws of New York, without regard to conflict of law principles. You and the Company hereby irremovably submit to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Offer Letter. You and the Company hereby waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Offer Letter may not be enforced in or by such courts. You and the Company hereby consent to and grant any such court jurisdiction over your person and over the subject matter of any such action, suit, or proceeding, and agree that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. YOU FURTHER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OFFER LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT YOU MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS OFFER LETTER. You certify and acknowledge that (i) no representative, agent or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) you understand and have considered the implications of this waiver, (iii) you make this waiver voluntarily, and (iv) the Company has been induced to enter into this Offer Letter by, among other things, the waiver and certifications in this paragraph.
Miscellaneous
This Offer Letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by written agreement signed by the Company and you. This Offer Letter will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns; however, you may not assign all or any portion of this Offer Letter without the prior written consent of the Company.

[Signature page follows]

To reflect your agreement with the terms above, please sign below and return this Offer Letter to me.

Very truly yours,

/s/ Gretchen A. Hayes
Gretchen A. Hayes
Chair – Compensation Committee.

Acceptance of Offer
I have read and understood and I accept all the terms of the offer as set forth in this Offer Letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the Offer Letter, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Offer Letter.

Daniel V. Malloy

Signed    /s/ Daniel V. Malloy
Date     June 1, 2022